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Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

May 23, 2001

ADC Telecommunications, Inc.
12501 Whitewater Drive
Minnetonka, Minnesota 55343

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    Reference is made to the Registration Statement on Form S-8 ("Registration Statement") that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering up to 20,400,000 shares (the "Shares") of common stock, par value $.20 per share, of ADC Telecommunications, Inc. ("ADC"). The Shares will be issuable from time to time under the ADC Telecommunications, Inc. Retirement Savings Plan and the ADC Telecommunications, Inc. 401(k) Supplemental Plan (the "Plans").

    We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of ADC.

    Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

    Our opinions expressed above are limited to the laws of the State of Minnesota.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ Dorsey & Whitney LLP

JLS

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  Exhibit 5.1